Exhibit 5.1

June 29, 2007

The Bank of New York Mellon Corporation

One Wall Street

New York, New York 10286

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of the issuance by The Bank of New York Mellon Corporation, a Delaware corporation (the “Company”) from time to time of up to 10,000,000 additional shares of its Common Stock, par value $0.01 per share (the “Shares”), under The Bank of New York Mellon Corporation Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”), we, as counsel for the Company, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, the Shares have been duly authorized, and when the registration statement relating to the Shares (the “Registration Statement”) has become effective under the Act and when the Shares have been duly issued and delivered as contemplated by the Plan and Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Reed Smith LLP